UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                              ----------------

                                SCHEDULE 8-K
                               Amendment No. 2

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


              Date of Report (Date of earliest event reported):
                                May 5, 1998


                              WASTEMASTERS, INC.
            (Exact name of registrant as specified in its charter)


    Maryland                      0-12914                     52-1507818
 (State or other                (Commission                  (IRS Employer
 jurisdiction of                  File No.                 Identification No.)
of incorporation)


                          PROMENADE II, SUITE 2545
                1230 PEACHTREE STREET, ATLANTA, GEORGIA 30309
             (Address of principal executive offices)(Zip Code)

                              (404) 881-5775
            (Registrant's telephone number, including area code)


ITEM 5. OTHER EVENTS.
---------------------
        DALLAS, TEXAS, May 5, 1998, . . . WASTEMASTERS, INC. (Nasdaq: WAST) today announced that it has acquired the controlling interest in Atlas Environmental, Inc. (OTC-ATEV) voting common stock from a group of Atlas shareholders in exchange for 342,591 shares of WasteMasters common stock valued at $3.00 per share. In connection with the transaction, four additional members designated by WasteMasters were added to the Atlas board of directors giving WasteMasters control of the board. Atlas is believed to be the largest construction and demolition debris recycler and the largest remediator of petroleum-contaminated soils in the State of Florida. Atlas, which among other holdings owns four recycling facilities and a construction and demolition debris landfill, generated revenues in 1997 in excess of $16 million.

        R. Dale Sterritt, Jr., Chairman, President and Chief Executive Officer of WasteMasters, stated: "I look for undervalued assets. On those rare occasions when an opportunity arises to acquire high quality assets at bargain basement prices, I don't hesitate. Properly managed, Atlas has the potential to become an enormously profitable entity. I fully intend to see to it that it achieves nothing less than its full potential."

        Atlas President, T. Alex Rigby, stated: "In January 1997, Atlas and eleven of its subsidiaries filed petitions seeking reorganization under Chapter 11 of the Federal Bankruptcy Code. Our reorganization has now taken a giant step forward. I have no doubt that Dale and his team of entrepreneurial managers will, in short order, accomplish great things for Atlas. I look forward to the future with great anticipation now that we have the aggressiveness and vision of WasteMasters behind us."

        WasteMasters is an emerging growth company in the field of environmental services.


                                 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

        May 12, 1998

                               WASTEMASTERS, INC.

                               By: /S/ R. Dale Sterritt, Jr.
                                   --------------------------
                                   R. Dale Sterritt, Jr.
                                   Chairman of the Board